EXHIBIT 99.1

Oil States Awarded Contracts by FloaTEC Totaling $29 Million for Tendon Mooring Equipment for a Tension Leg Platform

HOUSTON, Nov. 3, 2010 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) announced today that Oil States Industries, its wholly owned subsidiary headquartered in Arlington, Texas, was awarded contracts valued at approximately $29 million by FloaTEC de Mexico S.A. for tendon mooring equipment for a tension leg platform (TLP) located in the Campos Basin, offshore Brazil.

Oil States will provide FlexJoints®, Merlin™ Couplings, Tendon Top and Bottom Connectors and Tendon Connector installation services for the first TLP in Brazilian waters. The majority of the work will be managed and executed at Oil States' facility in Aberdeen, Scotland. Equipment deliveries are scheduled to begin during 2011 for installation thereafter.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading supplier of a broad range of services to the oil and gas industry, including remote site accommodations, production-related rental tools, oil country tubular goods distribution and land drilling services as well as a leading manufacturer of products for deepwater production facilities and subsea pipelines. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factor" sections of the Form 10-K for the year ended December 31, 2009 filed by Oil States with the SEC on February 22, 2010 and the "Risk Factor" section of the Form 10-Q for the three months ended June 30, 2010 filed by Oil States with the SEC on August 5, 2010.

CONTACT:  Oil States International, Inc.
          Bradley J. Dodson, Senior Vice President and
           Chief Financial Officer
          +1 713 652 0582